EXHIBIT (h)(2)

                               MACKENZIE SOLUTIONS

                  ADMINISTRATIVE SERVICES AGREEMENT SUPPLEMENT

                 International Solutions I - Conservative Growth
                  International Solutions II - Balanced Growth
                  International Solutions III - Moderate Growth International Solutions IV - Long-Term Growth International Solutions V - Aggressive Growth


     AGREEMENT made as of the 28th day of June, 1999, by and between Mackenzie Solutions (the "Trust") and Mackenzie Investment Management Inc. ("MIMI").

         WHEREAS, the Trust is an open-end investment company organized as a Massachusetts business trust and consists of such separate investment portfolios as have been or may be established and designated by the Trustees of the Trust from time to time;

         WHEREAS, a separate class of shares of the Trust is offered to investors with respect to each investment portfolio;

         WHEREAS, the Trust has adopted a Master Administrative Services Agreement (the "Master Agreement") dated as of June 28th, 1999, pursuant to which the Trust has appointed MIMI to provide the administrative services specified in the Master Agreement; and

         WHEREAS, International Solutions I - Conservative Growth, International Solutions II - Balanced Growth, International Solutions III - Moderate Growth, International Solutions IV - Long-Term Growth and International Solutions V - Aggressive Growth (the "Funds") are separate investment portfolios of the Trust:

         NOW, THEREFORE, the Trustees of the Trust hereby take the following actions, subject to the conditions set forth:

         1. As provided for in the Master Agreement, the Trust hereby adopts the Master Agreement with respect to each Fund, and MIMI hereby acknowledges that the Master Agreement shall pertain to each Fund, the terms and conditions of such Master Agreement being hereby incorporated herein by reference.

         2. The term "Fund" as used in the Master Agreement shall, for purposes of this Supplement, pertain to the Funds.

         3. MIMI shall render the services described in paragraph 2 of the Master Agreement to the Funds in consideration of the Trust's appointment of MIMI's affiliate, Ivy Mackenzie Services Corp., as transfer agent for the Funds.

         4. This Supplement and the Master Agreement (together, the "Agreement") shall become effective with respect to the Funds as of the date specified above and shall remain in effect with respect to each Fund for a period to be determined as provided in the Master Agreement.

         IN WITNESS WHEREOF, the parties have cause this Supplement to be executed as of the date first above written.

                           MACKENZIE SOLUTIONS,
                           on behalf of International Solutions
                           I     -     Conservative     Growth,
                           International    Solutions    II   -
                           Balanced    Growth,    International
                           Solutions  III  -  Moderate  Growth,
                           International    Solutions    IV   -
                           Long-Term  Growth and  International
                           Solutions V - Aggressive Growth



                      By:  /s/ KEITH J. CARLSON
                           Keith J. Carlson, President



                          MACKENZIE INVESTMENT MANAGEMENT INC.


                       By:  /s/ MICHAEL G. LANDRY
                          Michael G. Landry, President